EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-82928) pertaining to the Eagle Materials Inc. Hourly Profit Sharing Plan (formerly Centex Construction Products, Inc. Hourly Profit Sharing Plan) of our report dated May 25, 2005, with respect to the financial statements and schedules of the Eagle Materials Inc. Hourly Profit Sharing Plan (formerly Centex Construction Products, Inc. Hourly Profit Sharing Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Dallas, Texas
June 27, 2005